Exhibit A

Name of Fund	Expense Cap (of average net assets)	Effective Date	Expense Cap Term
First Trust/Dow Jones Dividend & Income Allocation Portfolio Class I	1.20%	05/01/2012	05/01/2024
First Trust/Dow Jones Dividend & Income Allocation Portfolio Class II	.95%	05/01/2014	05/01/2024
First Trust Multi Income Allocation Portfolio Class I	1.20%	05/01/2014	05/01/2024
First Trust Multi Income Allocation Portfolio Class II	.95%	05/01/2014	05/01/2024
First Trust Capital Strength Portfolio Class I	1.10%	04/15/2020	05/01/2024
First Trust Capital Strength Portfolio Class II	0.85%	04/15/2020	05/01/2024
First Trust International Developed Capital Strength Portfolio Class I	1.20%	04/15/2020	05/01/2024
First Trust International Developed Capital Strength Portfolio Class II	0.95%	04/15/2020	05/01/2024
First Trust Growth Strength Portfolio Class I
First Trust Growth Strength Portfolio Class II
First Trust Capital Strength Hedged Equity Portfolio Class I
First Trust Capital Strength Hedged Equity Portfolio Class II